Exhibit 99.1

VALENTIS ANNOUNCES PRIVATE PLACEMENT

BURLINGAME, CA, December 31, 2003 – Valentis, Inc. (NASDAQ: VLTS) announced today that it raised approximately $6.5 million in a private placement of the Company’s common stock and warrants to purchase its common stock. Several new investors participated in the placement in addition to certain current investors, including Perseus-Soros Biopharmaceutical Fund, LP. The Company issued approximately 3.2 million shares of common stock at a purchase price of $2.05 per share and five-year warrants exercisable for approximately 1.3 million additional shares of common stock at an exercise price of $3.00 per share.

The Company intends to use the net proceeds from this private placement to complete the ongoing Phase II clinical trial of its lead product, DELTAVASC™. Results from the trial are expected in the third quarter of 2004. DELTAVASC™ is a novel cardiovascular product designed to grow new blood vessels in patients suffering from peripheral arterial disease. The product is a formulation of the angiogenesis gene Del-1 with a polymer delivery vehicle.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement under the Securities Act and applicable state securities laws or exemption from those registration requirements. The Company has agreed to file a registration statement covering the resale of the shares of common stock acquired by these investors and shares of common stock issuable upon exercise of the warrants acquired by these investors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Valentis

Valentis is creating innovative cardiovascular therapeutics. The company begins its product development at the stage of a validated target and applies its expertise in formulation, manufacturing, clinical development and regulatory affairs to create products that fill unmet medical needs.

Additional information about Valentis can be found at www.valentis.com.

This press release contains forward-looking statements regarding the anticipated completion of the Company’s ongoing Phase II clinical trial of DELTAVASC™, expectation of clinical trial results in the third quarter of 2004 and regarding the Company’s ability to raise funds from the sale of additional shares of common stock and warrants to purchase common stock in the private placement.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include the need for additional capital to complete the Phase II clinical trial, the early stage of DELTAVASC™ development, uncertainties related to the timing of completing clinical trials, and whether clinical trial results will validate and support the safety and efficacy of the DELTAVASC™ product. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Valentis will be able to develop commercially viable gene based therapeutics.  Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environments. These risks and uncertainties are described more fully in the Valentis Annual Report on Form 10-K for the period ended June 30, 2003 and Quarterly Report on Form 10-Q for the period ended September 30, 2003, as filed with the Securities and Exchange Commission.  Forward-looking statements contained in this announcement are made as of this date and will not be updated.